Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF PACIFICNET.COM, INC.

A Delaware Corporation

        The undersigned, Tony Tong and Charles W. Mueller hereby certify that:

        1.    They are the duly elected and acting President and Secretary, respectively, of PacificNet.com, Inc., a Delaware corporation (the “Corporation”).

        2.    The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on April 8, 1987, under the name “Creative Master International, Inc.” On July 27, 2000 this Corporation filed a Certificate of Amendment with the Secretary of State of Delaware changing its name from “Creative Master International, Inc.” to “PacificNet.com, Inc.”

        3.    On December 14, 1998, this Corporation filed a First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  On June 15, 2000, this Corporation filed a Certificate for Renewal and Revival of Certificate of Incorporation with the Secretary of State of the State of Delaware. On July 27, 2000, this Corporation filed a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware.

        4.    Amendment to ARTICLE FIRST of the Corporation’s Certificate of Incorporation, set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        5.    ARTICLE FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

                                                             “FIRST:  The name of the Corporation is PacificNet Inc.”

Executed on March 25, 2002.

/s/ Tony Tong

Chief Executive Officer

/s/ Charles W. Mueller

 Secretary

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